As filed with the Securities and Exchange Commission on December 30, 1996
                                              Registration No. 333-____________
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                             MICROVISION, INC.
           (Exact Name of Registrant as Specified in its Charter)

            Washington                               91-1600822
   (State or Other Jurisdiction of                (I.R.S. Employer
   Incorporation or Organization)                 Identification No.)

                            --------------------

                     2203 Airport Way South, Suite 100
                         Seattle, Washington 98134
                  (Address of Principal Executive Offices)

                            -------------------

                           1996 Stock Option Plan
                    1996 Independent Director Stock Plan
         1994 Combined Incentive and Nonqualified Stock Option Plan
                           1993 Stock Option Plan
                           (Full Title of Plans)

                             ------------------

                             Richard A. Raisig
                          Chief Financial Officer
                     2203 Airport Way South, Suite 100
                         Seattle, Washington 98134
                  (Name and Address of Agent for Service)

                               (206) 623-7055
       (Telephone Number, Including Area Code, of Agent for Service)

                               With copy to:
                            Ronald J. Lone, Esq.
                              Stoel Rives LLP
                        One Union Square, 36th Floor
                       Seattle, Washington 98101-3197

                            -------------------

                      Calculation of Registration Fee

                                       Proposed Maximum     Proposed Maximum
Title of Securities to Amount to be    Offering Price Per   Aggregate Offering    Amount of
be Registered          Registered      Share(1)             Price(1)              Registration Fee
--------------------   ------------    ------------------   ------------------    ----------------
Common Stock, no       2,113,937       $8.80                $9,275,143            $2,810.65
par value

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. Of the shares to be registered, 994,886 shares are subject to options with exercise prices ranging from $0.80 to $8.80 per share, and with an aggregate exercise price of approximately $4,938,821. The calculation of the registration fee for the balance of the shares is based on $3.875, which was the average of the high and low prices of the Common Stock on December 27, 1996 as reported in The Wall Street Journal on the Nasdaq National Market.

===============================================================================

                                   PART I

     Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.


                                  PART II

Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above; and

          (c) The description of the common stock of the Company contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article 7 of the Company's Amended and Restated Articles of Incorporation authorizes the Company to indemnify its directors to the fullest extent permitted by the Washington Business Company through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. In accordance therewith, Section 10 of the Company's Amended and Restated Bylaws ("Bylaws") requires indemnification of present and past directors, as well as any person who, while a director, also was serving at the request of the Company as an officer, employee or agent of the Company or as a director, officer, employee or agent of another entity (an "Indemnitee"), who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director. Section 10 of the Bylaws also provides that any Indemnitee who was or is made a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the Indemnitee's status as such, will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law against all expense actually and reasonably incurred or suffered by such person in connection therewith if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company. Notwithstanding these indemnification obligations, no indemnification will be provided to any Indemnitee to the extent that such indemnification would be prohibited by the Washington Business Corporation Act or other applicable law as then in effect, nor, except with respect to proceedings seeking to enforce rights to indemnification, will the Company indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person except where such Proceeding was authorized by the Board of Directors.

     Section 10 of the Bylaws also provides that expenses incurred in defending any Proceeding in advance of its final disposition may be advanced by the Company to the Indemnitee upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Company, except where the Board of Directors adopts a resolution expressly disapproving such advancement.

     Article 10 of the Bylaws also authorizes the Board to indemnify and advance expenses to officers, employees, and agents of the Company on the same terms and with the same scope and effect as the provisions thereof with respect to the indemnification and advancement of expenses of directors.

     The Company also has a policy of entering into indemnification agreements with each member of its Board of Directors. In the agreements, the Company agrees to hold harmless and indemnify the Director in the event the Director is successful in the defense of any proceeding to which the Director is or was a party against reasonable expenses incurred by the Director in connection with the proceeding. The Company also agrees to indemnify the Director if the Director acted in good faith and the Director reasonably believed (i) in the case of conduct in the Director's official capacity with the Company, that the Director's conduct was in the Company's best interests; (ii) in all other cases, that the Director's conduct was at least not opposed to the Company's best interests; and (iii) in the case of any criminal proceeding, the Director had no reasonable cause to believe the Director's conduct was unlawful.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

          4.1  Amended and Restated Articles of Incorporation of
               Microvision, Inc., as filed on August 14, 1996, with the Secretary of State of the State of Washington*

          4.2  Amended and Restated Bylaws of the Company*

          4.3  Form of specimen certificate for common stock*

          5    Opinion of Stoel Rives LLP

          10.1 1993 Stock Option Plan*

          10.2 1994 Combined Incentive and Nonqualified Stock Option Plan*

          10.3 1996 Stock Option Plan, as amended*

          10.4 1996 Independent Director Stock Plan, as amended*

          23.1 Consent of Price Waterhouse LLP

          23.2 Consent of Stoel Rives LLP (included in Exhibit 5)

          24   Power of Attorney (included herewith at page 7)

* Incorporated by reference to the Company's Form SB-2 Registration Statement, as amended, No. 333-5276- LA.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

     (c) include any additional or changed material information on the plan of distribution,

provided, however, that paragraphs (a) and (b) hereabove do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 19,1996.


                                   MICROVISION, INC.


                                   By: /s/ RICHARD F. RUTKOWSKI
                                      -----------------------------------------
                                      Richard F. Rutkowski
                                      President and Chief Executive Officer


                                   By: /s/ RICHARD A. RAISIG
                                      -----------------------------------------
                                      Richard A. Raisig
                                      Chief Financial Officer and
                                      Chief Accounting Officer

     Each of the undersigned directors of Microvision, Inc., hereby constitutes and appoints Richard F. Rutkowski and Richard A. Raisig and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable to enable Microvision, Inc., to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Microvision, Inc., issuable pursuant to the 1996 Stock Option Plan and the 1996 Independent Director Stock Plan, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of December, 1996:



/s/ RICHARD F. RUTKOWSKI                /s/ STEVEN R. WILLEY
-----------------------------------     ---------------------------------------
Richard F. Rutkowski                    Steven R. Willey
President, Chief Executive Officer,     Executive Vice President and Director
and Director


/s/ RICHARD A. RAISIG                   /s/ WALTER J. LACK
-----------------------------------     ---------------------------------------
Richard A. Raisig                       Walter J. Lack
Vice President, Chief Financial         Director
Officer, and Director


-----------------------------------     --------------------------------
Robert A. Ratliffe                      Jacob Brouwer
Director                                Director



----------------------------
Richard A. Cowell
Director

                               EXHIBIT INDEX


Exhibit                                                           Sequentially
Number    Description                                            Numbered Page

4.1       Amended and Restated Articles of Incorporation of
          Microvision, Inc., as filed on August 14, 1996, with
          the Secretary of State of the State of Washington .........   *

4.2       Amended and Restated Bylaws of the Company.................   *

4.3       Form of specimen certificate for common stock..............   *

5         Opinion of Stoel Rives LLP.................................   9

10.1      1993 Stock Option Plan.....................................   *

10.2      1994 Combined Incentive and Nonqualified Stock Option Plan.   *

10.3      1996 Stock Option Plan, as amended.........................   *

10.4      1996 Independent Director Stock Plan, as amended...........   *

23.1      Consent of Price Waterhouse LLP............................  10

23.2      Consent of Stoel Rives LLP (included in Exhibit 5).........   9

24        Power of Attorney (included on signature page).............  **


* Incorporated by reference to the Company's Form SB-2 Registration Statement, as amended, No. 333-5276-LA.

**   See sequentially numbered page 7.